Exhibit 10.30

EXECUTION COPY
FriendFinder Networks

Effective January 1, 2011

Mr. Robert Brackett
1331 Yosemite
San Jose, CA 95126

Re:       Employment Offer Letter

Dear Rob:

On behalf of Friend Finder Networks Inc., I am pleased to offer you the position of President, Various Inc. (the "Company"), reporting directly to the COO if FriendFinder Networks Inc. and based in the Company's Northern California offices (currently located at 220 Humboldt Court, Sunnyvale, CA)

1.	Base salary: Your base salary per year of employment will be payable bi-monthly in accordance with the Company's standard payroll practices at the rate of $16,500. ($396,000 annually).

2.	Bonus: Your bonus will be payable as outlined in Exhibit A, less applicable tax withholding.

3.
Equity compensation: You have been granted equity compensation in the past, and will be provided further grants under the Company's equity compensation plans from time to time commensurate with your status as a senior executive of the Company.

4.
Benefits and vacation time: You are currently eligible for the standard Company health insurance, dental insurance, disability insurance, life insurance, and other benefit plans, consistent with the terms of such plans and as set forth in the summary plan documents, a copy of which the Company will provide to you. You shall be eligible to participate in any executive medical plan the Company may introduce in the future, You are currently and will continue to be eligible for the Company's standard 401 (K) savings plan. The Paid Time Off (PTO) system, which provides eligible employees with a "bank" of paid hours, to be used as you deem appropriate, will continue. You will continue to accrue paid time off hours at a rate of 10 hours per pay period.

5.	Start date: The Start Date hereunder shall be January 1, 2011. Your current tenure with Various will be grandfathered.

6.
Responsibilities: You will be responsible for the function of president of Various, Inc. and the Company's social networking websites. . You will also be responsible for functions and such other duties as may be reasonably assigned by the Company from time to time and consistent with or complementary to your duties as described herein. You will devote all of your professional time, attention, energy and skill to the business and affairs of the Company. You will serve the Company faithfully and diligently to the best of your ability.

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7.
Term. Your term of employment shall commence on the Start Date and continue for three (3) years; provided that the Company may terminate you for Cause without incurring further liability to you in connection with your employment. "Cause" means a willful failure or refusal on your part to perform your duties under this Agreement, the Employee Proprietary Information Agreement, or otherwise imparted by the Company's employee manual ; willful failure or refusal to carry out the lawful directions of your superiors; willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company's antidiscrimination and anti-harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; indictment or conviction of a crime other than a minor traffic infraction; or material breach of any provision of this Agreement or the Employee Proprietary Information Agreement. If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated.

8.
Payments Following Certain Events of Termination. In the event your employment is terminated by the Company without Cause, the Company shall continue to make salary continuation payments (but not Bonus payments) for the remainder of the Term. In the event your employment is terminated by you (other than in connection with a termination by the Company for Cause), the Company shall make salary continuation payments to you at your then-current rate (but no Bonus payments) for a period of one year following the date of termination. Payments of amounts under this Paragraph 8 are subject to compliance by you with Paragraphs 9 and 10 hereof.

9.
Interference with Business. You acknowledge that, because of your responsibilities at the Company, you have developed and will help to develop, and have been and will be exposed to, the Company's business strategies, information on customers and clients, and other valuable Proprietary Information (as defined in the Employee Proprietary Information Agreement) and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. You also acknowledge that the Company's relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, you agree as follows:

a.
You shall not, for a period of the longer of (x) one (1) year following termination of your employment with the Company for any reason and (y) the continuation of payments under Paragraph 8 hereof, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to leave the Company or terminate his or her employment with the Company.

b.
You shall not, for a period of the longer of (x) one (1) year following the termination of your employment with the Company for any reason and (y) the continuation of payments under Paragraph 8 hereof, for the purpose of selling products or services competitive with the Company's, solicit any actual or prospective customer or client of the Company by using the Company's Proprietary Information or trade secrets, or otherwise solicit such customers or clients by using means that amount to unfair competition.

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c.
You shall not, following the termination of your employment with theCompany for any reason, use the Company's Proprietary Information or trade secrets to interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

10.
Additional Arrangements Following Termination of Employment. In the event that your employment with the Company is terminated by the Company with or without Cause, or by you for for any reason, you hereby acknowledge and agree and confirm that any obligation by the company to make continuing payments to you (other than amounts accrued through the date of termination), including as required by Paragraphs 7 and 8 hereof shall be conditioned upon (i) your continuing compliance with Paragraph 9 hereof and (ii) for the applicable period of ongoing post-termination payments set forth herein, you not accepting employment with or provide consulting services to any web- based provider of adult-oriented social networking, chat or cams services worldwide.

Please indicate your acceptance of this offer of employment by signing and dating below and returning this signed offer letter to me via fax at (561) 912-1754. You may keep one copy for your records.

Should you have any questions concerning the enclosed information or need additional information, please contact Ms. Suzzane Bryce at (408) 745-5406.

Sincerely,

FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua	12/13/10
Ezra Shashoua	Date
Chief Financial Officer

ACKNOWLEDGED AND AGREED

/s/ Robert Brackett	12/13/10
Robert Brackett	Date

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EXHIBIT A: BONUS PLAN

This bonus plan commences on your start date with the first payment made in 2011 based on 2010 performance as described below. This plan in no way guarantees you any future bonuses outside of the agreed upon plan and time frame.

1.            Bonus Agreement: The amount of the bonus will take two factors into consideration. The first is top-line audited revenue for Various for the current year versus the top-line audited revenue of the prior year. The second is audited EBITDA for Various for the current year versus audited EBITDA of the previous year. These two growth rate percentages (positive or negative) will be added together and divided by two and then multiplied by ten to give a percentage. For example, if revenues have increased by 8% and EBITDA has increased by 10%, then the calculation would be (8%-+10%)/2*10 for a value of 90%. The bonus will be the calculated percentage multiplied by the salary in #1 above (5396,000) up to a maximum of the salary in #1 above (5396,000).

The resulting base bonus amount may be adjusted by the Company to reflect personal performance factors in the sole discretion of the Company.

The bonus will not be less than zero. In the event that the Company acquires or divests itself of any revenue or EBITDA source, e.g., acquires a business, sells a division of the Company, etc., the adjusted revenue and EBITDA will be included in the calculation. For example, if the company acquires a new company, the new company's previous year's revenue and EBIlDA and year of acquisition revenue and EBITDA will be included.

2.            Calculation and Payment Date: It is anticipated that the bonus will be calculated any paid within 30 days following completion of the Company's audited financial reports for the prior year.

3.            Eligibility: Your employment status is still an "at-will" employment contract. In order to be eligible for your annual bonus, you will need to be employed on the last day of the year to be deemed eligible for that payout. Once you are no longer an employee of the Company, this bonus plan is void and is not payable on a prorated basis.

4.            Withholding Taxes. All bonuses referred to in this letter are subject to reduction of gross earnings to reflect applicable withholding and payroll taxes.

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